MOORE & ASSOCIATES, CHARTERED
<u>*ACCOUNTANTS AND ADVISORS*</u>
PCAOB REGISTERED

March 12, 2009

Securities and Exchange Commission
Office of the Chief Accountant
Washington, DC 20549

Commissioners:

We have read the statements made by PromoDoesWork.com, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of PromoDoesWork.com, Inc.'s Form 8-K/A report dated February 17, 2009. We agree with the disclosure statements concerning our Firm in Item 4.01 of such Form 8-K.

Very truly yours,

Moore & Associates Chartered
Las Vegas, Nevada

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501